Exhibit 23(j)(1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 44 to the Registration Statement (Form N-1A, No. 2-75769) of Federated U.S. Government Securities Fund: 2-5 Years and to the incorporation by reference of our report, dated March 26, 2010, on Federated U.S. Government Securities Fund: 2-5 Years included in the Annual Report to Shareholders for the fiscal year ended January 31, 2010.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 26, 2010